Exhibit 4.4

ADDENDUM No. 1 TO AGREEMENT DATED 30th March, 2016

This addendum No. 1 (“Addendum”) is made and executed on this 15th day of February 2021, by and between Tata Motors Limited (“Tata Motors”), having its registered office address at Bombay House, 24 Homi Mody Street, Fort, Mumbai - 400 001, and Mr. Guenter Butschek, aged 60 years, son of Mr. Josef Butschek, citizen of Germany, holding valid Passport No C4JKKF81Z and valid Director Identification Number 07427375 currently residing at at Flat no. 801, 8th Floor, Urmi Aangan, 13 A Peddar Road, Mumbai 400026.

WHEREAS Tata Motors and Mr. Guenter Butschek have executed an Agreement dated 30th March, 2016 (hereinafter referred to as “Principal Agreement”) for appointing Mr. Guenter Butschek as the Chief Executive Officer and Managing Director of Tata Motors on such terms and conditions mentioned in the Principal Agreement.

AND WHEREAS the appointment of Mr. Guenter Butschek as the Chief Executive Officer and Managing Director of Tata Motors is scheduled to end as on 14th February 2021.

AND WHEREAS Tata Motors has decided to extend Mr. Guenter Butschek’s term as Chief Executive Officer and Managing Director from 15th February, 2021 to 30th June, 2021 (“Appointment Term”).

AND WHEREAS the parties hereto are desirous of entering into this Addendum to the Principal Agreement, being these presents, to record the aforesaid understanding.

NOW IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

1.	Clause 2.1 of the Principal Agreement stands replaced as under:

Subject as hereinafter provided, this Addendum shall remain in force for the Appointment Term after which it shall automatically expire, unless terminated earlier.

2.	Clause 2.2 of the Principal Agreement titled “Term and Termination” shall stand deleted in its entirety.

3.

Save and except as aforesaid, all other terms and conditions specified in the Principal Agreement shall continue to be in full force and effect and deemed to be incorporated by reference in this Addendum. This Addendum shall always be read and referred in conjunction with Principal Agreement and not in isolation. The Principal Agreement along with the Addendum shall constitute the entire agreement between the parties.

IN WITNESS WHEREOF Tata Motors and Mr. Guenter Butschek hereto have read and understood this Addendum and executed this Addendum on this day and first written above.

Signed on behalf of Tata Motors Limited by	Signed, Sealed and Delivered
Ravindra Kumar GP	By Mr. Guenter Butschek
President and CHRO

/s/ Ravindra Kumar GP	/s/ Guenter Butschek